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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated February 13, 2004, except for Notes 1, 3 and 12, as to which the date is October 26, 2004, with respect to the consolidated financial statements of LifePoint Hospitals, Inc. as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003, included in this Current Report on Form 8-K: (i) Form S-8 No. 333-78221 pertaining to the LifePoint Hospitals, Inc. Retirement Plan; (ii) Form S-8 No. 333-78187 pertaining to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan; (iii) Form S-8 No. 333-78185 pertaining to the LifePoint Hospitals, Inc. Management Stock Purchase Plan and LifePoint Hospitals, Inc. Outside Director's Stock and Incentive Plan; (iv) Form S-3 No. 333-42634 pertaining to 340,000 shares of common stock issuable upon exercise of options; (v) Form S-8 No. 333-63140 pertaining to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan, as amended; (vi) Form S-8 No. 333-66378 pertaining to the LifePoint Hospitals, Inc. Executive Stock Purchase Plan; (vii) Form S-8 No. 333-91732 pertaining to the LifePoint Hospitals, Inc. Employee Stock Purchase Plan; (viii) Form S-3 No. 333-90536 pertaining to the LifePoint Hospitals, Inc. 4 1/2% Convertible Subordinated Notes due 2009, as amended; (ix) Form S-3 No. 333-55824 pertaining to the secondary offering of common stock, as amended; and (x) Form S-8 No. 333-105775 pertaining to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan, as amended, and the LifePoint Hospitals, Inc. Employee Stock Purchase Plan, as amended.

                              /s/ Ernst & Young LLP

Nashville, Tennessee
December 6, 2004